Prospectus Supplement dated February 11, 2003 (To Prospectus filed on January 10, 2002)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-71620

Micron Technology, Inc.

29,069,767 Shares

Common Stock

        This prospectus supplement relates to the resale by the selling stockholders of 29,069,767 shares of our common stock, $0.10 par value, that are issuable upon the exercise of warrants sold initially by us in private placements in July 2001 and August 2001.

        This prospectus supplement should be read in conjunction with the prospectus filed on January 10, 2002, together with any amendments or supplements thereto, which is to be delivered with this prospectus supplement.

        The information in the table appearing under the heading "Selling Stockholders" commencing on page 12 of the prospectus is hereby amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

	Number of Shares Beneficially Owned Prior to the Offering(1)			Number of Shares Beneficially Owned After the Offering(3)
			Number of Shares That May Be Sold in the Offering(2)
Name
	Number	Percentage		Number	Percentage
Goldman, Sachs & Co.	145,175	*	145,175	0	*

*
represents less than 1% of the shares of common stock outstanding.

(1)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 607,592,779 shares of common stock outstanding as of January 8, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exercise of all of that particular holder's warrants. However, we did not assume the exercise of any other holder's warrants.

(2)
Assumes exercise of all of the holder's warrants and that one share of common stock is issuable upon exercise of each warrant. However, the number of shares of common stock issuable upon exercise of a warrant is subject to adjustment. As a result, the amount of common stock issuable upon exercise of the warrants may increase or decrease in the future.

(3)
Assumes the sale of all shares that may be sold in the offering.

        Information concerning the selling stockholders is based upon information provided to us by the stockholders. This information may change from time to time and any changed information of which we are apprised will be set forth in future prospectus supplements if and when necessary.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.